MINE CLEARING CORP.

MANAGEMENT AGREEMENT

THIS  MANAGEMENT AGREEMENT dated for reference Nov18, 2008 is between Mine Clearing Corp., a Nevada corporation (“MCC”) with an office at Suite 417 – 1121 6th Avenue, Calgary, Alberta, T2P 5J4, Canada, and Al Carruthers of 153 Hull Crescent, Medicine Hat, Alberta, T1C 1C9, Canada.

WHEREAS Al Carruthers has recognized experience and contacts of benefit to MCC, AND WHEREAS Al Carruthers agreed to be engaged to provide services as Vice President - Industry Development to MCC, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.
Services.  Al Carruthers brings his demining industry contacts and experience expertise to MCC in connection with its desired business and Al Carruthers agrees to provide such services for the term of this agreement.

2.
Compensation.  MCC will pay Mr. Carruthers US$2,500 dollars per month for the term of this agreement. A salary review will be conducted following a 3 month probationary period. Additional salary reviews will be conducted bi-annually or on an as needed basis.  Should MCC adopt a stock option plan Mr. Carruthers will be ensured enrolment in such plan commensurate with his position and service to MCC.

3.
Expenses.  MCC will reimburse Al Carruthers for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement, including reimbursement for office expenses (cell phone, internet charges).

4.	Term. The term of this agreement will be 24 months and this agreement will be deemed effective on November 18, 2008 and will expire on November 17, 2010.

5.	Severance. Should MCC sever Al Carruthers from his executive positions without cause, Al Carruthers will be entitled to 2 months’ severance and any expenses owed at the time of severance.

6.	Confidentiality.

a.
Al Carruthers will hold in the strictest confidence any information about MCC or any other affiliated entity that he acquires in the performance of his duties under this agreement or otherwise, unless MCC or an affiliate has publicly disclosed the information or authorized Al Carruthers to disclose it in writing, and will use his best efforts and precautions to prevent the unauthorized disclosure of confidential information.  This confidentiality provision survives the termination of this agreement and Al Carruthers’s position as Vice President – Industry Development.  Al Carruthers acknowledges the importance and value of confidential information, that the unauthorized disclosure of any confidential information could cause irreparable harm to MCC or its affiliates, and that monetary damages are an inadequate compensation for Al Carruthers’s breach of this agreement.

b.
 Accordingly, MCC and its affiliates may, in addition to and not in limitation of any other rights, remedies or damages available to it in law or equity, obtain a temporary restraining order, a preliminary injunction or a permanent injunction in order to prevent Al Carruthers from breaching or threatening to breach this agreement.

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7.
Representations and warranties.  Al Carruthers represents and warrants that he has the management skills and experience required to fulfil the duties of Vice President – Industry Development of MCC and to advise MCC on its business activities.

8.
Termination.  Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 60 days before the termination date.   MCC will only be liable to pay Al Carruthers for the 60 days unless terminated without cause.

9.
No waiver.  No failure or delay of MCC in exercising any right under this agreement operates as a waiver of the right.  MCC’s rights under this agreement are cumulative and do not preclude MCC from relying on or enforcing any other legal or equitable right or remedy.

10.	Time. Time is of the essence.

11.	Jurisdiction. This agreement is governed by the laws of the State of Nevada and the Province of Alberta.

12.
Severability.  If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

13.
Notice.  Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals.  Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

14.	Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Mine Clearing Corp.

/s/ Authorized Signatory	/s/ Al Carruthers
Authorized Signatory	Al Carruthers

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